OLED TECHNOLOGY LICENSE AGREEMENT

THIS OLED TECHNOLOGY LICENSE AGREEMENT (this “Agreement”) is entered into effective as of November 30, 2009 (the “Effective Date”), by and between Universal Display Corporation, a Pennsylvania corporation with a place of business at 375 Phillips Blvd, Ewing, New Jersey 08618, U.S.A. (“Universal Display”); and Showa Denko K.K. (“Showa Denko”), a Japanese corporation with a place of business at 13-9, Shiba Daimon 1-chome, Minato-ku, Tokyo, 105-8518 Japan.

BACKGROUND

WHEREAS, Universal Display has rights in certain patents and possesses certain know-how concerning Organic Light Emitting Devices; and

WHEREAS, Showa Denko desires to obtain license rights to practice under these patents and to use this know-how on the terms and conditions set forth herein.

NOW, THEREFORE, intending to be legally bound, each of Showa Denko and Universal Display hereby agrees as follows:

AGREEMENT

Article 1                      Definitions

In addition to other terms defined elsewhere herein, the following terms shall have their corresponding meanings when used in this Agreement.

1.1           “Affiliate” means all entities under the control of a party, whether directly or through one or more intermediaries.  For such purposes, “control” shall mean the ability to make, or participate meaningfully in the making of, business decisions on behalf of the relevant entity.  [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

1.2           “Know-How” means unpatented technical information, data, specifications, plans, drawings, designs, blueprints, formulae, processes and other similar items of a trade secret or confidential nature.

1.3           “Licensed Product” means an OLED Light Source, or any product or part thereof that incorporates one or more OLED Light Sources, which OLED Light Source(s) (a) are covered, in whole or in part, by any Valid Claim(s) of a Universal Display Patent; (b) are manufactured using a process that is covered, in whole or in part, by any Valid Claim of a Universal Display Patent; and/or (c) are manufactured using any of the Universal Display Know-How.

1.4           “Lighting” means a source of direct or indirect illumination, including, but not limited to, a room, area or architectural lighting source, a backlight for an LCD display or other

Universal Display Corporation

1.5           consumer electronics product, or a source of illumination for signage; provided, however, that the source of illumination shall not itself utilize addressable pixel elements.

1.6           “Net Sales Revenue”

1.6.1           For Licensed Products that are sold by Showa Denko or Permitted Sublicensees to non-Affiliated third parties solely for cash, “Net Sales Revenue” means the gross amount invoiced or received, whichever occurs sooner, on account thereof, less the following items where separately itemized on the customer invoice for the Licensed Products: (a) discounts and allowances not otherwise credited to the customer or its Affiliates; (b) taxes and duties actually remitted to the appropriate taxing authorities and not refunded; (c) transportation charges actually paid to third-party carriers; (d) insurance costs actually paid or accrued for such purpose; and (e) refunds or credits actually given for returned or defective items.

1.6.2           For all other Licensed Products sold or otherwise transferred by Showa Denko or Permitted Sublicensees, “Net Sales Revenue” means the greater of (a) or (b), where (a) is the transfer price recorded by Showa Denko or the Permitted Sublicensee for such sale or transfer; and (b) is the average amount of Net Sales Revenue according to Section 1.5.1 above at which Licensed Products of similar kind and quantity have been sold by Showa Denko or the Permitted Sublicensee to non-Affiliated third parties during the same calendar quarter, or if no such amount is available, the fair market value of such Licensed Products.

1.6.3           If either party presents reasonable evidence that the amount calculated as set forth above does not fairly reflect the fair market value of any Licensed Product (such as evidence that the industry-wide average sales price of substantially similar products differs significantly from the price calculated herein, or evidence that additional consideration is being received by Showa Denko or the Permitted Sublicensee based on the downstream sale of a Licensed Product), the parties shall in good faith negotiate a more equitable method of calculating Net Sales Revenue with respect to such Licensed Products.

1.7           “OLED” or “Organic Light Emitting Device” means a device consisting of two electrodes, together with one or more chemical substances deposited between these two electrodes, at least one of which is an organic or organometallic material, which device emits light when a voltage is applied across the electrodes, and the like device.

1.8           “OLED Light Source” means an OLED device fabricated by a Solution Processing Method, or a series of such devices, which OLED device(s) are intended for use in Lighting applications, including [The confidential material contained herein has been omitted and has been separately filed with the Commission.]  Two potential configurations of an OLED Light Source, by example only, are set forth in Exhibit A attached hereto.

1.9           “Permitted Sublicensee” means any corporation or other legal entity more than [The confidential material contained herein has been omitted and has been separately filed with the Commission.] of whose outstanding shares (representing the right to vote for the election of the majority of directors or other managing authority) are now, or hereinafter owned and controlled directly or indirectly by Showa Denko, but such corporation, company or other legal

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1.10           entity (a) shall be deemed a Permitted Sublicensee only so long as such ownership and control exists; and (b) shall not include any joint venture or other similar entity formed with a third party having its own OLED development program or OLED business.

1.11           “Solution Processing Method” means a fabrication method wherein [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

1.12           “Universal Display Know-How” means Know-How of Universal Display relating to the design or manufacture of an OLED Light Source.

1.13           “Universal Display Patents” means all patents and patent applications pertaining to OLED Light Sources that are issued, registered, granted, allowed or published in the world as of the Effective Date and which Universal Display owns or has the right to license to Showa Denko hereunder, including, but not limited to, the issued, registered, granted or published patents and patent applications listed in Exhibit C, together with such future patents and patent applications as are specified in Section 2.3 below.

1.14           “Universal Display Technology” means the Universal Display Patents and the Universal Display Know-How.

1.15           “Valid Claim” means a claim of an issued, registered, granted, allowed or published patent or patent application, which claim has neither expired nor been finally held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction.

Article 2                      License Rights

2.1           Grant of License to Showa Denko.  Subject to the remaining provisions of this Article 2, Universal Display hereby grants to Showa Denko a worldwide, royalty-bearing, non-exclusive and non-transferable (except in connection with a permitted transfer of this Agreement as a whole) license right, without rights to sublicense except as permitted in Section 2.2 below, under the Universal Display Patents, and to use the Universal Display Know-How, to manufacture, have manufactured (but only in accordance with the following sentence), sell, offer for sale and use Licensed Products.  [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

2.2           Permitted Sublicensees.  Showa Denko shall be permitted to grant sublicenses of the foregoing license rights solely to its Permitted Sublicensees, provided that (a) each such sublicense shall be pursuant to a written agreement between Showa Denko and the Permitted Sublicensee, which written agreement shall obligate the Permitted Sublicensee to abide by the scope of license and other applicable provisions of this Agreement; (b) in addition to its other rights or remedies hereunder, Universal Display shall be expressly identified in the written sublicense agreement as a third-party beneficiary thereof, entitled to enforce the scope of license and other applicable provisions of this Agreement directly against the Permitted Sublicensee; (c) Showa Denko shall identify the name and business address of each such Permitted Sublicensee to

Universal Display Corporation

2.3           Universal Display in writing promptly following its entry into a written sublicense agreement with the Permitted Sublicensee; and (d) Showa Denko shall use its best efforts to cause each Permitted Sublicensee abide by the scope of license and other applicable provisions of this Agreement.

2.4           License Rights to Future Patents and Know-How.  To the extent it has the right to do so, Universal Display shall expand Showa Denko’s license rights under Section 2.1 above to include any additional patents, patent applications and Know-How of Universal Display pertaining to OLED Light Sources that are owned by or licensed to Universal Display and which are issued, registered, granted, allowed published or generated during the first five (5) years of the Term (defined below) [The confidential material contained herein has been omitted and has been separately filed with the Commission.]  Universal Display shall periodically (at least two times per year) update Exhibit C to include any such additional patents and patent applications that are issued, registered, granted, allowed or published, and promptly notify the updated Exhibit C to Showa Denko.

2.5           No Rights Respecting Certain OLED Chemicals.  [The confidential material contained herein has been omitted and has been separately filed with the Commission.] As used herein, “Universal Display Proprietary OLED Chemical” means [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

2.6           No Rights Respecting Certain OLED Manufacturing Equipment.  Nothing in this Agreement shall be construed as authorizing or otherwise permitting Showa Denko, any Permitted Sublicensee or Authorized Contract Manufacturer, or any third party claiming through them, to practice under any Universal Display Patents, or to use any Universal Display Know-How, for purposes of manufacturing equipment or machinery used to produce an OLED [The confidential material contained herein has been omitted and has been separately filed with the Commission.] (“Universal Display Proprietary OLED Manufacturing Equipment”).  Showa Denko and its Permitted Sublicensees and Authorized Contract Manufacturers shall not manufacture Licensed Products hereunder using any Universal Display Proprietary OLED Manufacturing Equipment that they know, or have reason to know, is being made for or sold to them without appropriate license rights having been obtained from Universal Display.

2.7           Acknowledgement of Derivative Rights.  Showa Denko acknowledges that certain of the Universal Display Technology is licensed by Universal Display from the Trustees of Princeton University (“Princeton”), the University of Southern California (“USC”), the University of Michigan (“Michigan”) and Motorola, Inc. (“Motorola”), and, therefore, that Showa Denko’s license rights under this Agreement with respect to such Universal Display Technology are subject to the reserved rights of and obligations to such third parties under their license agreements with Universal Display.  Showa Denko further acknowledges that the U.S. Government has certain reserved rights with respect to those Universal Display Patents claiming inventions that were first conceived or reduced to practice under contracts between the U.S. Government and Universal Display or its licensors.  Universal Display hereby covenants to Showa Denko that: (a) Universal Display shall comply in all material respects with the terms of its license agreements with such third-party licensors and its contracts with or awards from the U.S. Government as in either case are relevant to Showa Denko’s exercise of the license rights

Universal Display Corporation

2.8           granted by Universal Display hereunder; and (b) no additional consideration shall be owed by Showa Denko to such third-party licensors or the U.S. Government on account of Showa Denko’s exercise of such license rights.  Nothing herein shall be construed as limiting or restricting the reserved rights of or obligations to Universal Display’s third-party licensors or the U.S. Government with respect to the Universal Display Technology.  Upon Showa Denko’s request, Universal Display shall provide Showa Denko with copies (which may be reasonably redacted by Universal Display to avoid disclosing confidential information not relevant to this Agreement) of such of Universal Display’s agreements with such third-party licensors and of the applicable portions its relevant contracts with or awards from the U.S. Government.

2.9           Business Consolidations.  Should Showa Denko acquire the existing OLED business of any third party, or should a third party acquire the OLED business of Showa Denko, the license rights granted to Showa Denko under this Agreement shall not extend to any current products of such third party’s OLED business unless expressly agreed to by Universal Display in writing.  [The confidential material contained herein has been omitted and has been separately filed with the Commission.]  Should Universal Display have already entered into a similar license agreement with the third party at the time of such acquisition, there shall be no reduction of the payment or other obligations of Showa Denko under this Agreement as they pertain to products of Showa Denko’s OLED business, or of such third party under its similar license agreement as they pertain to products of the third party’s OLED business, unless expressly agreed to by Universal Display in writing.

2.10           Reservation of Rights.  Except for the license rights expressly granted to Showa Denko under this Article 2, all rights to practice under the Universal Display Patents and to use the Universal Display Know-How are reserved unto Universal Display and its licensors.  No implied rights or licenses to practice under any patents or to use any unpatented inventions, Know-How or technical information of either party are granted to the other party hereunder.

2.11           [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Article 3                      Technical Assistance

3.1           Technical Assistance Agreement.  Universal Display and Showa Denko shall conduct a program for Showa Denko to receive certain technical assistance relating to the Universal Display Technology under a separate Technical Assistance Agreement being entered into by the parties as of the same date hereof.

3.2           Export Control.  Each party shall comply with all obligations imposed on it under applicable law to control access to technical data and materials under the U.S. Export Laws and Regulations, or any foreign counterparts thereof, and shall adhere to such laws and regulations in handling and disclosing any technical data and materials received by it under this Agreement.

3.3           Patent Matters, Attribution and Samples

Universal Display Corporation

3.4           Patent Validity.  Showa Denko shall not, and shall ensure that its Affiliates do not, challenge or oppose, or assist others in challenging or opposing (or initiating other proceedings of a similar nature), the issuance, validity or enforceability of any of the Universal Display Patents during the term of this Agreement, except that the foregoing shall not apply to patents in jurisdictions where such a prohibition is contrary to law or regulation.

3.5           Patent Marking.  Upon Universal Display’s request, Showa Denko and its Permitted Sublicensees shall apply or cause to be applied to all Licensed Products, or their packaging, such reasonable markings or notices of the Universal Display Patents as may be requested in writing by Universal Display in order to reasonably protect Universal Display’s rights and interests therein under the laws of the countries in which such Licensed Products are or are likely to be marketed, sold or used.

3.6           Attribution.  With respect to any Licensed Product that would, but for the license rights granted hereunder, infringe the [The confidential material contained herein has been omitted and has been separately filed with the Commission.] patents being sublicensed to Showa Denko, Showa Denko shall ensure, and require its Permitted Sublicensees to ensure, that such Licensed Products are marked on an exposed surface with one of the following notices: [The confidential material contained herein has been omitted and has been separately filed with the Commission.]  When such a notice would not reasonably and customarily be applied to such a Licensed Product, it shall instead appear prominently in data sheets or other literature accompanying the Licensed Product.

3.7           Non-Use of Certain Names.  Showa Denko and its Permitted Sublicensees shall not use the names of Princeton, USC or Michigan in connection with any products, promotion or advertising without the prior consent of Princeton, USC or Michigan, as applicable, except to the extent reasonably required by law.  Notwithstanding the foregoing sentence, Showa Denko and its Permitted Sublicensees may state that their license rights hereunder are derivative of rights granted by Princeton, USC and Michigan to Universal Display under the license agreement among them.

3.8           [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

3.9           Amendments to the Universal Display Patents.  To the extent applicable law requires Universal Display to obtain Showa Denko’s approval for amendments to a specification of any Universal Display Patent licensed hereunder, Showa Denko agrees that it shall promptly approve all such reasonable amendments proposed by Universal Display.

Article 4                      Consideration

4.1           License Fees.  In partial consideration of the license rights granted by Universal Display hereunder, Showa Denko shall pay to Universal Display the license fees specified in Exhibit B hereto.  Said license fees are due and payable on the date(s) specified in Exhibit B

Universal Display Corporation

4.2           hereto.  All such fees are non-refundable and shall be in addition to, and not applied to reduce, any royalties payable hereunder.

4.3           Royalties.  In further consideration of the license rights granted by Universal Display hereunder, Showa Denko shall pay to Universal Display running royalties at the rates specified in Exhibit B hereto on account of Net Sales Revenue from Showa Denko’s or its Permitted Sublicensees’ worldwide sales or other disposition of Licensed Products.  No multiple royalties shall be due because any Licensed Product, or its manufacture, sale, other disposition or usage, is or may be covered by more than one Universal Display Patent licensed to Showa Denko hereunder.  For clarification, royalties shall not be calculated or payable on account of any item that is supplied to Showa Denko by a Permitted Sublicensee or Authorized Contract Manufacturer, or to a Permitted Sublicensee by Showa Denko or an Authorized Contract Manufacturer, if such item does not include each and every element of an OLED Light Source, but rather royalties shall be calculated and payable on account of Showa Denko’s or the Permitted Sublicensee’s subsequent sale or other disposition of a Licensed Product that constitutes or incorporates the supplied item.  [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

4.4           Royalty Reports.  Within forty-five (45) days following the end of each [The confidential material contained herein has been omitted and has been separately filed with the Commission.] during the Term (and if the Term ends in the middle of a [The confidential material contained herein has been omitted and has been separately filed with the Commission.], within forty-five (45) days following the end of the Term), Showa Denko shall submit to Universal Display a written report, in English, that includes the following information (each, a “Royalty Report”): (a) a description of all Licensed Products sold or otherwise disposed of by Showa Denko or Permitted Sublicensees during such [The confidential material contained herein has been omitted and has been separately filed with the Commission.], including the number of each type of Licensed Product sold; (b) gross amounts invoiced or received on account of such sales or other disposition of Licensed Products; and (c) Showa Denko’s reasonably detailed calculation of the royalties due and owing to Universal Display on account of such sales or other disposition of Licensed Products [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

4.5           Payment of Royalties.  Within forty-five (45) days following the end of each [The confidential material contained herein has been omitted and has been separately filed with the Commission.] during the Term (and if the Term ends in the middle of a [The confidential material contained herein has been omitted and has been separately filed with the Commission.], within forty-five (45) days following the end of the Term), Showa Denko shall pay directly to Universal Display the royalties due and payable with respect to Licensed Products sold or otherwise disposed of during such [The confidential material contained herein has been omitted and has been separately filed with the Commission.].

4.6           [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

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4.7           [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Article 5                      Payment Terms; Audit Rights

5.1           Payments.  All amounts due to Universal Display hereunder shall be paid in U.S. Dollars by wire transfer to a bank designated by Universal Display in writing, or by such other means as the parties may agree in writing.  Universal Display’s current wire instructions are as follows:

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Each payment shall be fully earned when due and nonrefundable once made.  All payments due hereunder shall be made without set-off, deduction or credit for any amount owed (or alleged to be owed) by Universal Display to Showa Denko or any of its Affiliates.  Without limiting its other rights or remedies on account of any late payment, Universal Display may require Showa Denko to pay interest on any late payments at a per annum rate equal to [The confidential material contained herein has been omitted and has been separately filed with the Commission.].

5.2           Payment Authorization and Associated Charges.  Showa Denko shall secure all authorizations required for payment of all amounts due to Universal Display hereunder and shall bear all transfer fees, taxes and other charges associated therewith.  If Showa Denko believes that any income taxes imposed by any national, provincial or local government of relevant countries on amount payable to Universal Display hereunder will need to be withheld, Showa Denko shall provide Universal Display with prompt written notice thereof.  Thereupon, the parties will cooperate in good faith and use their best efforts to promptly file for and obtain appropriate governmental exemptions that would eliminate the requirement for Showa Denko to withhold such taxes.  If, notwithstanding these efforts, tax withholding is nonetheless required, Showa Denko may make the appropriate withholding from amounts payable to Universal Display hereunder, and Showa Denko shall then promptly pay the withheld amounts to the appropriate tax authorities.  Promptly upon making each such tax payment, Showa Denko shall obtain and forward to Universal Display the official tax receipt(s) issued by the relevant government to support Universal Display’s claim to applicable tax credits or refunds.

5.3           Currency Conversion and Restriction.  All royalties due hereunder based on Licensed Products sold or otherwise disposed of by Showa Denko or Permitted Sublicensees outside of the United States shall be payable in U.S. Dollars at the rate of exchange for the currency of the country in which such sales or usage occurs, which rate of exchange shall equal the exchange rate as published in The Wall Street Journal on the last business day of the [The confidential material contained herein has been omitted and has been separately filed with the Commission.] for which payment is being made.  All royalties shall be paid to Universal Display without deduction of currency exchange fees or other similar amounts.  If at any time the legal restrictions of a country outside of the United States prevent Showa Denko from paying Universal Display any amounts due hereunder, Universal Display may direct Showa Denko to make such payment to Universal Display’s account in a bank or other depository of such country.

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5.4           Records; Audit and Inspection.  Showa Denko and its Permitted Sublicensees and Authorized Contract Manufacturers shall keep accurate and complete financial and technical records with respect to their manufacture and sale or other disposition of Licensed Products, and with respect to the royalties payable to Universal Display hereunder on account thereof, for a minimum of three (3) years from the date of payment of said royalties.  An independent certified public accountant selected by Universal Display and approved by Showa Denko (such approval not to be unreasonably withheld), together with such technical support staff as such accountant reasonably deems necessary, shall have the right to audit such records and inspect such of Showa Denko’s or its Permitted Sublicensees’ or Authorized Contract Manufacturers’ materials, equipment and manufacturing processes as are reasonably necessary in order to verify Showa Denko’s payment of all royalties due hereunder.  Universal Display shall give reasonable advance notice of any such audit or inspection to Showa Denko, and such audit or inspection shall be conducted during Showa Denko’s or the Permitted Sublicensee’s or Authorized Contract Manufacturer’s normal business hours and in a manner that does not cause unreasonable disruption to Showa Denko’s or the Permitted Sublicensee’s or Authorized Contract Manufacturer’s conduct of its business.  The results of any such audit or inspection shall be deemed a Confidential Item (defined below) of Showa Denko and shall not be disclosed by Universal Display except as may be necessary for Universal Display to enforce its rights hereunder.  If the audit or inspection reveals that Showa Denko has underpaid any royalties due to Universal Display, Showa Denko shall immediately pay to Universal Display all unpaid royalties, plus interest on the unpaid amounts from the date payment was initially due at the rate specified in Section 6.1 above.  Universal Display shall be responsible for paying the fees and expenses charged by the accountant for conducting any audit or inspection hereunder; provided, however, that if the unpaid royalties exceed [The confidential material contained herein has been omitted and has been separately filed with the Commission.] of the total royalties that should have been paid by Showa Denko during the audited period, Showa Denko shall promptly reimburse Universal Display for the reasonable fees and expenses charged by such accountant.

Article 6                      Confidentiality and Publicity

6.1           Obligations of Confidentiality and Non-Use.  Each party (the “Recipient”) shall handle and maintain all Confidential Items (defined below) of the other party in accordance with the following terms and conditions:

6.1.1           Recipient shall not publish, disclose or otherwise disseminate any Confidential Items of the other party, except to such of Recipient’s (and, in the case of Showa Denko, its Permitted Sublicensees’ and Authorized Contract Manufacturers’) employees, officers and agents who have a “need to know” it to accomplish the purposes of this Agreement, and then only if such persons previously have agreed in writing to handle and maintain such Confidential Items in accordance with the provisions of this Agreement or provisions substantially similar thereto.  Disclosure or dissemination of Confidential Items of the other party to additional persons or entities requires the prior written approval of such other party, which consent shall not be unreasonably withheld.

6.1.2           Recipient shall maintain all Confidential Items of the other party in a safe and secure place with reasonable safeguards to prevent any unauthorized access to or disclosure

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6.1.3           of such Confidential Items.  As used herein, “reasonable safeguards” means all safeguards that a reasonable person would take to protect the Confidential Item in question, which safeguards shall be no less than the safeguards Recipient takes to protect its own confidential or proprietary items of a similar nature.

6.1.4           Recipient may copy Confidential Items of the other party only as is reasonably necessary for Recipient to accomplish the purposes of this Agreement.  [The confidential material contained herein has been omitted and has been separately filed with the Commission.] copying or reproduction of Confidential Items that are chemical substances is strictly prohibited.

6.1.5           Recipient shall not utilize or exploit any Confidential Items of the other party, or permit or assist others to utilize or exploit such Confidential Items, except as is reasonably necessary to accomplish the purposes of this Agreement.  Reverse engineering, disassembly or other methods designed to derive the composition, structure, method of manufacture or purity of any Confidential Items that are chemical substances is strictly prohibited [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

6.1.6           Recipient shall not publish or otherwise disclose to third parties any test results or other information or data regarding Recipient’s evaluation of any Confidential Items of the other party without the other party’s prior written consent.

6.1.7           Promptly upon learning of any unauthorized use or disclosure of any Confidential Item of the other party, Recipient shall provide the other party with written notice thereof and take such other steps as are reasonably requested by the other party in order to limit the effects of such use or disclosure and/or prevent any further unauthorized use or disclosure of such Confidential Item.

6.1.8           Promptly upon the expiration or sooner termination of this Agreement, Recipient shall return to the other party, destroy and/or delete from Recipient’s records and computer systems all Confidential Items of the other party, including any copies or portions thereof, in Recipient’s possession or control; provided, however, that Recipient may retain one copy of documents incorporating Confidential Items for archival purposes only.  Within thirty (30) days following the other party’s written request, Recipient shall provide the other party with a certificate of Recipient’s compliance with the foregoing requirements.

6.2           Definition of Confidential Items.  As used herein, “Confidential Items” of a party are all trade secret, proprietary and confidential information and materials, in written, oral, visual or electronic form, relating to such party’s or its licensors’, suppliers’ or business partners’ technologies, compounds, research programs, operations and/or financial or business condition (including, without limitation, know-how, data, drawings, designs, specifications, formulations, processes, methods, equipment, software and pricing information) that is (i) disclosed in writing and marked as “Confidential”, “Proprietary” or with similar words at the time of disclosure, or (ii) orally or otherwise visually disclosed and identified as confidential or proprietary at the time of

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6.3           disclosure and confirmed as such in writing within thirty (30) days thereafter.  Notwithstanding the foregoing, “Confidential Items” of a party shall not include any information or materials that:

6.3.1           are approved by such party in writing for release by Recipient without restriction;

6.3.2           Recipient can demonstrate by written records were previously known to Recipient other than through a prior disclosure by such party or any third party with an obligation of confidentiality to such party;

6.3.3           are publicly known as of the date of this Agreement, or become public knowledge subsequent thereto, through no act or omission of Recipient or any third party receiving such items from or through Recipient;

6.3.4           are obtained by Recipient in good faith from a third party without the violation of any obligation of confidentiality to such party by either Recipient or the third party; or

6.3.5           are independently developed by or on behalf of Recipient without the benefit of such party’s Confidential Items, as shown by competent written records.

6.4           [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

6.5           Disclosure Required by Law.  This Agreement shall not restrict Recipient from disclosing any Confidential Items of the other party to the extent required by applicable law, or by the order of any court or government agency; provided, however, that Recipient shall afford the other party prompt notice of such law or order, so that the other party may interpose an objection to such disclosure or take whatever other actions the other party deems appropriate to protect such Confidential Items, and provided further that Recipient shall use all reasonable efforts to limit such disclosure to only those Confidential Items that are required to be disclosed and to ensure that the person or entity to whom such Confidential Items are disclosed agrees to keep them confidential.

6.6           Responsibility for Personnel.  Recipient shall be responsible for the acts or omissions of any persons or entities receiving Confidential Items of the other party from or through Recipient to the extent such acts or omissions, if performed or not performed by Recipient, would constitute violations of this Agreement by Recipient.

6.7           Universal Display’s Licensors.  Notwithstanding the foregoing, Universal Display shall have the right to provide an unredacted copy of this Agreement, along with copies of all Royalty Reports, to each of Princeton, USC, Michigan and Motorola; provided that in such case Universal Display shall cause such third-party licensors to have first agreed in writing to handle and maintain such items in accordance with the provisions of this Article 7, or provisions substantially similar thereto.

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6.8           Confidentiality of this Agreement.  The terms of this Agreement shall be deemed Confidential Items of each party and treated as such by both parties.  Notwithstanding the foregoing sentence, either party may disclose in its public filings such of the terms of this Agreement as are reasonably required for such party to comply with applicable securities laws and regulations, including, without limitation, by filing an appropriately redacted copy of this Agreement in connection therewith.

6.9           Press Releases and Other Public Disclosure.  Within four (4) business days following the date on which this Agreement is executed, Universal Display will be required to file with the U.S. Securities and Exchange Commission a Current Report on Form 8-K that describes the material terms of this Agreement.  Concurrent with Universal Display’s filing of such Current Report, the parties will issue a joint press release describing the general nature of their business relationship.  Each party shall provide a suitable quote from one of its high-level officials for this press release.  Any subsequent press release regarding this Agreement or the relationship between the parties must be consented to by both parties; provided, however, that this shall not prohibit either party from making any disclosure of this Agreement or the terms hereof to the extent required by law or regulation.

6.10           [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Article 7                      Representations and Warranties; Disclaimers and Limitations of Liability

7.1           Warranties by Both Parties.  Each party represents and warrants to the other that such party has the right, power and authority to enter into this Agreement and to perform its obligations hereunder, and that such performance will not violate any other agreement or understanding by which such party is bound.

7.2           Further Warranty by Universal Display.  Universal Display additionally represents and warrants to Showa Denko that Universal Display owns or has sufficient rights in the Universal Display Technology to grant the license rights granted to Showa Denko hereunder.

7.3           Further Warranty by Showa Denko.  Showa Denko additionally represents and warrants to Universal Display that it shall not, and that it shall ensure its Permitted Sublicensees do not, bind or purport to bind Universal Display to any affirmation, representation or warranty provided to any other person with respect to any Licensed Products it may manufacture, sell, offer for sale or use, or any processes it may employ in connection therewith.

7.4           Disclaimer of Additional Warranties.  ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF NON-INFRINGEMENT, VALIDITY, QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED.  In particular, Universal Display makes no representation or warranty that Showa Denko or any Permitted Sublicensee will be able to manufacture, sell or use any Licensed Products without obtaining additional license rights from third parties, and Showa Denko and its Permitted Sublicensees

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7.5           shall be solely responsible for determining the rights they are required to obtain and for obtaining all such rights.

7.6           Required Disclaimer of Princeton, USC and Michigan.  PRINCETON, USC AND MICHIGAN MAKE NO REPRESENTATIONS AND WARRANTIES AS TO THE PATENTABILITY AND/OR DISCOVERIES INVOLVED IN ANY OF THE UNIVERSAL DISPLAY PATENTS LICENSED HEREUNDER.  PRINCETON, USC AND MICHIGAN MAKE NO REPRESENTATION AS TO PATENTS NOW HELD OR WHICH WILL BE HELD BY OTHERS IN ANY FIELD AND/OR FOR ANY PARTICULAR PURPOSE.  PRINCETON, USC AND MICHIGAN MAKE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.7           Limitation on Certain Damages.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER, OR TO ANY THIRD PARTY CLAIMING THROUGH THE OTHER, WHETHER AS A RESULT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING UNDER OR IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT.  The foregoing limitation shall not limit either party’s liability for: (a) any claims of bodily injury or damage to tangible property resulting from gross negligence or willful misconduct of such party or its Affiliates; (b) any knowing or willful unauthorized use of materials or technology of the other party or its Affiliates; (c) any knowing or willful infringement of patents of the other party or its Affiliates; or (d) any breach of the provisions of Article 7 respecting Confidential Items of the other party.

7.8           Essential Part of the Bargain.  The parties acknowledge that the disclaimers and limitations of liability set forth in this Article 8 reflect a deliberate and bargained for allocation of risks between them and are intended to be independent of any exclusive remedies available under this Agreement, including any failure of such a remedy to achieve its essential purpose.

Article 8                      Term and Termination

8.1           Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue, unless terminated sooner as permitted hereunder, until the latter of the date of expiration of the last to expire of the Universal Display Patents.  Unless otherwise expressly agreed in writing by the parties, all licenses granted under this Agreement shall expire immediately upon any termination of this Agreement.

8.2           Termination for Breach.  Either party may terminate this Agreement on written notice to the other party if the other party materially breaches any of its obligations under this Agreement and fails to cure such breach within sixty (60) days following written notice thereof by the terminating party.

8.3           Termination for Challenge of Patents.  Universal Display may terminate this Agreement on written notice to Showa Denko if Showa Denko or any of its Affiliates asserts or assists another in asserting (including through the use of a “dummy” person or entity), before any

Universal Display Corporation

8.4           court, patent office or other governmental agency, that any of the Universal Display Patents are invalid or unenforceable, should be cancelled or invalidated (in whole or in part), or should otherwise not be granted, allowed or issued.

8.5           Other Termination.  Either party may terminate this Agreement on written notice to the other party if the other party permanently ceases conducting business in the normal course, becomes insolvent or is adjudicated bankrupt, makes a general assignment for the benefit of its creditors, admits in writing its inability to pay its debts as they become due, permits the appointment of a receiver for its business or assets, or initiates or becomes the subject of any bankruptcy or insolvency proceedings which proceedings, if initiated involuntarily, are not dismissed with sixty (60) days thereafter.

8.6           Survival.  The following provisions of this Agreement shall survive the expiration or earlier termination of this Agreement:  (a) Articles 4 and 6 through 10; provided, however, that the obligations of each party with respect to Confidential Items of the other party disclosed hereunder shall survive the expiration or sooner termination of this Agreement for a period of five (5) years; (b) any payment or reporting obligations of Showa Denko respecting the sale or other disposition of Licensed Products occurring prior to the date of such expiration or earlier termination; and (c) any other provisions necessary to interpret the respective rights and obligations of the parties hereunder.  Any termination of this Agreement shall be in addition to, and not in lieu of, any other remedies that may be available, at law or equity, including an action for the recovery of damages.

Article 9                      Miscellaneous

9.1           Independent Contractors.  This Agreement is not intended by the parties to constitute, create, give effect to, or otherwise recognize a joint venture, partnership, or formal business organization of any kind.  Each party hereto shall act as an independent contractor, and neither shall act as an agent of the other for any purpose.  Neither party has the authority to assume or create any obligation, express or implied, on behalf of the other.

9.2           Force Majeure.  Neither party shall be in breach of this Agreement for any failure of performance (other than a failure to pay amounts due and owing hereunder) caused by an event beyond its reasonable control and not due to its or its Affiliates’ fault or negligence.  In the event that such a force majeure event occurs, the party unable to perform shall promptly notify the other party of such non-performance and its expected duration.  In addition, such party shall in good faith maintain such partial performance of this Agreement as is reasonably possible, shall use all reasonable efforts to overcome the cause of nonperformance and shall resume full performance as soon as is reasonably possible.

9.3           Notices.  Any notices pertaining to the administration of this Agreement or any breach or alleged breach thereof shall be in writing and shall be deemed effectively given upon receipt of such notices by the recipient.  Such notices shall be given by personal delivery, certified mail with postage prepaid and return receipt requested, or prepaid delivery using a recognized private courier, to each party at its address set forth below; provided, however, that the parties may agree to exchange technical data and information by email or facsimile

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9.4           correspondence in lieu of the methods described above.  Either party may change its address for such notices at any time by means of a notice given in the manner provided in this paragraph.

All Royalty Reports and any other financial notices, to:

Universal Display Corporation	Showa Denko K.K.
375 Phillips Boulevard	13-9, Shiba Daimon 1-chome, Minato-ku
Ewing, New Jersey 08618	Tokyo, 105-8518 Japan
[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

All other notices and communications:

[same as above]	[same as above]
[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

9.5           Assignment.  Neither party may assign or transfer any of its rights or delegate any of its obligations hereunder, by application of law or otherwise, without the prior written consent of the other party.  Notwithstanding the foregoing sentence and subject to Section 2.7 above, either party may assign or transfer this Agreement, in its entirety and on written notice to the other party, to a successor in interest to all or substantially all of such party’s business or assets to which this Agreement relates.  Any attempted assignment, transfer or delegation in violation of this paragraph shall be null and void and without force and effect.  Nothing herein shall confer any rights upon any person other than the parties hereto and their respective permitted successors and assigns.

9.6           Equitable Relief.  In the event of a party’s actual or reasonably anticipated infringement of the other party’s patents, unauthorized use of the other party’s proprietary materials or information; or breach of the provisions of Article 7 respecting the other party’s Confidential Items, the other party may seek to obtain such injunctions, order and decrees as may be necessary to restrain the activity, without the necessity of proving actual damages and without posting any bond or other security.  Such injunctive relief shall be in addition to any other rights or remedies available to the other party under this Agreement, at law or in equity.

9.7           Choice of Law.  This Agreement shall be governed by and construed in accordance with, the laws of the State of New York, U.S.A., without respect to its rules on the conflict of laws.  The United Nations Convention on Contracts for the International Sale of Goods shall not apply.  Any law or regulation providing that the language of a contract shall be construed against the drafter shall also not apply.

9.8           Dispute Resolution.  [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Universal Display Corporation

9.9           Severability.  In the event that any term of this Agreement is held to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other portion of this Agreement, and there shall be deemed substituted for such term other term(s) that are permitted by applicable law and that will most fully realize the intent of the parties as expressed in this Agreement.

9.10           No Waivers.  The failure of either party to enforce, or any delay in enforcing, any right, power or remedy that such party may have under this Agreement shall not constitute a waiver of any such right, power or remedy, or release the other party from any obligations under this Agreement, except by a written document signed by the party against whom such waiver or release is sought to be enforced.

9.11           Entire Agreement; Amendments.  This Agreement constitutes the entire understanding and agreement of the parties respecting the subject matter hereof and supersedes any and all prior agreements, arrangements or understandings between the parties, whether written or oral, relating thereto.  This Agreement may not be amended or supplemented in any way except by a written document signed by both parties.

9.12           Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.13           Headings.  The headings used in this Agreement are for reference only and are not to be used in the interpretation or construction of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives.

Showa Denko K.K.		Universal Display Corporation

By:	/s/ K. Tsukamoto	By:	/s/ Steven V. Abramson

Name:	Kenji Tsukamoto	Name:	Steven V. Abramson

Title:	Director, Chief Technology Officer	Title:	President

Date:	Dec. 15, 2009	Date:	Dec. 17, 2009

Universal Display Corporation

Exhibit A

OLED Light Source

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Universal Display Corporation

Exhibit B

License Fees and Royalty Rates

License Fees:

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Royalty Rates:

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Universal Display Corporation

Exhibit C

Universal Display Patents and Patent Publications

Separately attached hereto.

Universal Display Corporation